Exhibit 99.1

Emclaire Financial Corp. Announces First Quarter 2004 Earnings

    EMLENTON, Pa.--(BUSINESS WIRE)--May 14, 2004--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported consolidated net income of $565,000 or $0.45 per share for the three months ended March 31, 2004. Net income for the quarterly period increased $25,000 or 4.6%, as compared to net income of $540,000 or $0.41 per share for the quarter ended March 31, 2003.
    During the first three months of 2004, total assets increased $1.2 million to $263.7 million from $262.5 million. Loans receivable decreased $3.8 million or 2.0% to $186.7 million from $190.5 million and investment securities increased $2.5 million or 5.1% to $51.7 million from $49.2 million between year-end 2003 and March 31, 2004, while customer deposits increased $6.5 million or 3.0% during the period to $223.6 million at quarter end. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at March 31, 2004 of $23.2 million or 8.8% of total assets.
    The Corporation's improved operating results for the quarterly period can primarily be attributed to increased noninterest income and a reduction in the provision for loan losses and income taxes as balance sheet growth has continued.
    As market interest rates have declined and remained historically low, the Corporation has maintained an interest rate spread in excess of 3.38% on a taxable equivalent basis. Net interest income decreased between the two quarterly periods as a result of the decrease in the interest rate spread of 49 basis points to 3.38% at March 31, 2004 from 3.87% at March 31, 2003.
    Average interest earning assets increased $18.3 million or 8.1% to $243.0 million for the three months ended March 31, 2004, compared to $224.7 million for the same period in the prior year. Average loans increased $18.6 million or 10.9% to $189.7 million for the first three months of 2004 versus $171.1 million for the same period in 2003. In addition, average securities increased $2.6 million or 5.4% to $49.7 million for the first three months of the current year versus $47.1 million in the prior year. The increase in average interest-earning assets can be attributed to the loan growth experienced during 2003 as a result of steady market demand, particularly with commercial loan products and home equity loans. Actual loans receivable for the quarter ended March 31, 2004 decreased $3.8 million from December 31, 2003 as a result of the decrease in the refinancing activity due to the current interest rate environment and slower loan demand that normally occurs in the first quarter of the year. Security portfolio growth has been experienced as management seeks to deploy funds, generated by deposit growth that outpaces loan demand, into safe, sound marketable securities where optimal yields can be realized in the current interest rate environment. The yield on interest earning assets decreased 66 basis points to 5.91% for the first quarter of 2004 versus 6.57% for the same quarter in 2003.
    Increased customer deposits funded loan and security portfolio growth as average deposits increased $13.2 million or 6.4% to $218.7 million for the three months ended March 31, 2004 versus $205.6 million for the same period in the prior year. The Corporation's cost of funds decreased 16 basis points to 2.13% for the first quarter of 2004 versus 2.29% for the same quarter in 2003.
    The Corporation's asset quality remained strong as nonperforming loans were $1.1 million, or 0.57% of total loans, at March 31, 2004, compared to $1.3 million, or 0.69% of total loans, at December 31, 2003.
    Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating ten full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". Visit the Bank's website at www.farmersnb.com.
    This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


                EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                                                   Three month period
                                                     ended March 31,
                                                       2004    2003
                                                      ------- -------

Interest income                                       $3,463  $3,544
Interest expense                                       1,251   1,217
                                                      ------- -------
  Net interest income                                  2,212   2,327
Provision for loan losses                                 55      75
Noninterest income                                       480     383
Noninterest expense                                    1,950   1,920
                                                      ------- -------
  Net income before provision
    for income taxes                                     687     715
Provision for income taxes                               122     175
                                                      ------- -------
Net income                                              $565    $540
                                                      ======= =======

Net income per share                                   $0.45   $0.41
Dividends per share                                    $0.23   $0.21

Return on annualized average assets                     0.87%   0.91%
Return on annualized average equity                     9.86%   9.55%
Yield on average interest-earning assets                5.91%   6.57%
Cost of average interest-bearing liabilities            2.52%   2.70%
Net interest margin                                     3.84%   4.38%



CONSOLIDATED FINANCIAL CONDITION DATA:

                                                 As of       As of
                                               3/31/2004  12/31/2003
                                               ---------- -----------

Total assets                                    $263,677    $262,512
Cash and equivalents                              10,237       7,703
Securities                                        51,657      49,162
Loans                                            186,650     190,482
Deposits                                         223,564     217,110
Borrowed funds                                    15,000      20,700
Stockholders' equity                              23,204      22,655

Book value per share                              $18.30      $17.87

Net loans to deposits                              83.49%      87.74%
Allowance for loan losses to total loans            0.97%       0.92%
Earning assets to total assets                     94.23%      92.69%
Stockholders' equity to total assets                8.80%       8.63%
Shares common stock outstanding                1,267,835   1,267,835

    CONTACT: Emclaire Financial Corp.
             David L. Cox or Shelly L. Rhoades, 724-867-2311